                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE

FTM MEDIA, INC. BEGINS TRADING UNDER NEW TICKER 'FTMM' TODAY

         PHOENIX--(BUSINESS WIRE)--July 28, 1999--FTM Media, Inc. begins trading under its new ticker symbol, FTMM, today. The new ticker follows the company's name change from Redwood Broadcasting, Inc. (OTC BB: RWBD) to FTM ("Feed the Monster") Media, Inc., as announced earlier.

         Stockholders approved the name change at a special July 19 meeting. "The new trading symbol is among the final steps in the dynamic transfiguration the company initiated this year to strategically position FTM to become the leading Internet solutions provider to major-market broadcast radio," said Ron Conquest, FTM Media president and chief executive officer. He noted that the activities have included completing a reverse merger of Redwood Broadcasting with Interactive Radio Group (INRG) and raising $4.5 million through private financings.

         Based in Phoenix, FTM Media extends major-market radio stations' identities from the airwaves onto the Internet. By designing and continually updating the sites, FTM helps the radio industry tap into an unprecedented opportunity to strengthen listener awareness and loyalty while also generating e-commerce revenues. The company, which expects to create a national network of 175 full-featured, radio station Web sites in the largest 25 U.S. markets, has successfully launched its initial Web site -- www.KROQ.com -- in Los Angeles and will debut the KITS site in San Francisco in early August.

         This release contains forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are economic, competitive, governmental and technological factors affecting the company's operations, markets, products, services and prices, as well as other factors detailed in the company's regular filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.


Contact:
     FTM Media Inc., Phoenix
     Ron Conquest, 480/425-0099 (Chief Executive Officer)
          or
     Trinske Communications Ltd.
     Investor Relations:
     Mark Trinske, 303/665-7760
     Christi Whittemore, 949/515-3471